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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                            --------------------

                                  FORM S-8
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                            --------------------

                          BEVERLY ENTERPRISES, INC.
                    (FORMERLY NEW BEVERLY HOLDINGS, INC.)
           (Exact Name of Registrant as Specified in Its Charter)

    DELAWARE        5111 ROGERS AVENUE, SUITE 40-A              62-1691861
(State or Other      FORT SMITH, ARKANSAS  72919             (I.R.S. Employer
Jurisdiction of                                            Identification No.)
Incorporation or
 Organization)

         (Address of Principal Executive Offices Including Zip Code)

                            --------------------

                           BEVERLY ENTERPRISES, INC.
                      EXECUTIVE DEFERRED COMPENSATION PLAN
                            (Full Title of the Plan)

                            --------------------

                             ROBERT W. POMMERVILLE
                           EXECUTIVE VICE PRESIDENT,
                          GENERAL COUNSEL & SECRETARY
                           BEVERLY ENTERPRISES, INC.
                         5111 ROGERS AVENUE, SUITE 40-A
                          FORT SMITH, ARKANSAS  72919
                    (Name and Address of Agent For Service)

                            --------------------

                                 (501) 452-6712
         (Telephone Number, Including Area Code, of Agent For Service)

                            --------------------

                        CALCULATION OF REGISTRATION FEE

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                                                     PROPOSED MAXIMUM        PROPOSED MAXIMUM
   TITLE OF SECURITIES          AMOUNT TO BE          OFFERING PRICE            AGGREGATE                AMOUNT OF
     TO BE REGISTERED            REGISTERED            PER SHARE(1)           OFFERING PRICE         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
   BEVERLY ENTERPRISES,         $14,000,000                100%                 $14,000,000               $4,130
      INC. EXECUTIVE
  DEFERRED COMPENSATION
   PLAN OBLIGATIONS (2)
---------------------------------------------------------------------------------------------------------------------
   BEVERLY ENTERPRISES,             (3)                     --                      --                     NONE
  INC. COMMON STOCK, PAR
   VALUE $.10 PER SHARE
---------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o).

(2) The Beverly Enterprises, Inc. Executive Deferred Compensation Plan Obligations are unsecured obligations of Beverly Enterprises, Inc. to pay deferred compensation in the future in accordance with the terms of the Beverly Enterprises, Inc. Executive Deferred Compensation Plan.

(3) Pursuant to Rule 457(i), such indeterminate number of shares of Common Stock as may be issuable upon payment of the Beverly Enterprises, Inc. Executive Deferred Compensation Plan Obligations, including such additional shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

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                                  INTRODUCTION

     This Registration Statement on Form S-8 is filed by Beverly Enterprises, Inc. (formerly "New Beverly Holdings, Inc."), a Delaware corporation (the "Registrant"), relating to $14,000,000 of unsecured obligations of the Registrant to pay deferred compensation in the future (the "Obligations") and Beverly Enterprises, Inc. Common Stock, par value $0.10 per share ("Common Stock"), issuable in satisfaction of the Obligations in accordance with the terms of the Registrant's Executive Deferred Compensation Plan (the "Plan").

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

                 The information required in Part I of this Registration Statement is included in the prospectus for the Plan, which the Company has excluded from this Registration Statement in accordance with the instructions to Form S-8.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

                 The following documents previously filed with the Commission are hereby incorporated by reference into this Registration Statement:

         1. The Company's Registration Statement on Form S-1 filed with the Commission on June 4, 1997, as amended, under which the Company registered Common Stock under the Securities Act of 1933, as amended.

         2. The description of the Shares set forth in the Company's Registration Statement on Form 8-A, filed with the Commission on October 15, 1997, under which the Company registered the Shares under Section 12(g) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act").

         3. The Company's report on Form 10-Q for the quarter ended September 30, 1997.

         4. The Annual Report on Form 10-K for the year ended December 31, 1996, the report on Form 10-Q for the quarter ended March 31, 1997, the report on Form 10-Q for the quarter ended June 30, 1997, the report on Form 10-Q for the quarter ended September 30, 1997 and the current report on Form 8-K dated April 15, 1997, each filed by Beverly Enterprises, Inc., a Delaware corporation and predecessor of the Company ("Old Beverly"). The Company is incorporating by reference the documents listed in this Item 4 because the Company succeeded to all of the business of Old Beverly, other than its institutional and mail service pharmacy business.

                 All reports and other documents that the Company subsequently files with the Securities and Exchange Commission (the "Commission") pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating





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that the Company has sold all of the securities offered under this Registration
Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date that the Company files such report or document. Any statement contained in this Registration Statement or any report or document incorporated into this Registration Statement by reference, however, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently dated report or document that is also considered part of this Registration Statement, or in any amendment to this Registration Statement, is inconsistent with such prior statement. The Company's file number with the Commission is 1-9550.


ITEM 4.  DESCRIPTION OF SECURITIES.

         The Common Stock of the Registrant is registered under Section 12 of the Exchange Act.

         $14,000,000 of Plan Obligations are being registered under this Registration Statement to be offered to certain eligible employees of the Registrant pursuant to the Plan. The Obligations are general unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of the Registrant, and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

         The amount of compensation deferred by each participant ("Participant") in the Plan is determined in accordance with the Plan based upon elections by each Participant. Obligations will consist of an amount equal to each Participant's deferral account under the Plan, consisting of deferred salary (up to 25% per year) and bonus amounts (up to 100% per year) and any appreciation or depreciation in value thereon. In addition, the Registrant shall generally, as of the first day of any month in which the Participant is employed and during the preceding month had deferred salary or bonus amounts, credit matching contributions to a matching contributions account in an amount equal to 25% of the first 6% of salary and bonus actually deferred in the preceding month under the Plan by the Participant. The Registrant may also, in its sole discretion, credit supplemental matching contributions to a supplemental contributions account in such amounts as the Registrant shall determine in its sole discretion.

         The vested accrued balances in a Participant's Account under the Plan shall be paid in shares of Common Stock in one lump sum commencing as soon as administratively feasible after the month in which termination of Participant's employment occurs. If a Participant's employment ends due to the Participant's retirement, however, payment will be made or commence within the first 15 days of the following calendar year, in the form of either (i) a single lump sum of shares of Common Stock, or (ii) in annual installments, up to 15 years, of shares of Common Stock, pursuant to a Participant's advance written election received at least 24 months prior to such Participant's retirement. With the consent of the Committee, those Participants who elect to receive their interest in installments may receive payment in cash. Furthermore, to the extent a Participant maintained a balance in the Plan as of the closing date of the Transaction as described in the proxy statement issued by Beverly Enterprises, Inc. dated October 20, 1997, payment of his Accounts will also be partially in the form of shares of Common Stock, par value $.01 per share, of Capstone Pharmacy Services, Inc., a Delaware corporation.

         A Participant's Obligations cannot be alienated, sold, transferred, assigned, pledged, attached or otherwise encumbered by the Participant, and pass only to a survivor beneficiary under the Plan, or by will or the laws of descent and distribution, or pursuant to a qualified





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domestic relations order which recognizes the rights of a spouse or former spouse to share in such Obligations.

         The Obligations are not subject to redemption, in whole or in part, prior to the payout to the Participant. However, the Registrant reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect a Participant's right to Obligations in the amount of the Participant's vested Plan Account as of the date of such amendment or termination.

         The Obligations are not convertible into any other security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. Except with respect to a so-called "rabbi trust," which the Registrant may establish pursuant to the Plan, no trustee will be appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, and taking action upon a default.

ITEM 5.          INTERESTS OF NAMED EXPERTS AND COUNSEL.

                 The validity of the Common Stock has been passed upon for the Registrant by John W. MacKenzie, its Deputy General Counsel and Assistant Secretary. Mr. MacKenzie owns approximately 29,758 shares of Common Stock and options to purchase a number of shares of Common Stock equivalent to those Options previously held by Mr. MacKenzie to purchase 23,000 shares of the former Beverly Enterprises, Inc. Common Stock, as adjusted pursuant to the terms of the Employee Benefit Matters Agreement relating to the Distribution and Merger, as defined and as described in the Proxy Statement issued by the former Beverly Enterprises, Inc. dated October 20, 1997. It is currently anticipated that Mr. MacKenzie will be eligible to participate in the Plan.

ITEM 6.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                 The Delaware General Corporation Law, the Company's certificate of incorporation and bylaws, and the Company's indemnification agreements between the Company and its officers and directors provide that the Company will indemnify them to the full extent permitted by the Delaware General Corporation Law for liabilities and expenses that they may incur in their capacities as directors and officers of the Company. Generally, the Company will indemnify its directors and officers with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company. With respect to any criminal action or proceeding, the director or officer must also not have had any reasonable cause to believe that his or her actions were unlawful.

ITEM 7.          EXEMPTION FROM REGISTRATION CLAIMED.

                 Inapplicable.





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ITEM 8.          EXHIBITS.

                 EXHIBIT NO.                     DESCRIPTION
                 -----------                     -----------
                      4.1          Beverly Enterprises, Inc. Executive Deferred Compensation Plan
                      5.1          Opinion of John W. MacKenzie, Esq.
                      23.1         Consent of John W. MacKenzie, Esq. (contained in Exhibit 5.1)
                      23.2         Consent of Ernst & Young LLP

ITEM 9.          UNDERTAKINGS.

                 A. RULE 415 OFFERING. The undersigned Registrant hereby undertakes:

                          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

                          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 B. FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 C. REQUEST FOR ACCELERATION OF EFFECTIVE DATE OR FILING OF REGISTRATION STATEMENT ON FORM S-8. Insofar as indemnification for liabilities arising under the Securities





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Act may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         [SIGNATURES ON THE NEXT PAGE]





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                                   SIGNATURES

                 Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Smith, State of Arkansas, on this 5th day of December, 1997.

                                       BEVERLY ENTERPRISES, INC.

                                       By:    /s/ David R. Banks
                                       Name:  David R. Banks
                                       Title: Chairman of the Board,
                                              Chief Executive Officer and
                                              Director

                               POWER OF ATTORNEY

                 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the directors and/or officers of the Registrant whose signature appears below hereby appoints Robert W. Pommerville and John W. MacKenzie, and each of them severally as his or her attorney-in-fact to sign his or her name and on his or her behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments to this Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable Registrant to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

             NAME AND SIGNATURE                               TITLE                             DATE
             ------------------                               -----                             ----
/s/  David R. Banks                           Chairman of the Board, Chief                December 5, 1997
------------------------------------------    Executive Officer and Director
David R. Banks

/s/  Boyd W. Hendrickson                      President, Chief Operating Officer          December 5, 1997
------------------------------------------    and Director
Boyd W. Hendrickson

/s/  Scott M. Tabakin                         Executive Vice President and Chief          December 5, 1997
------------------------------------------    Financial Officer
Scott M. Tabakin

/s/  Pamela H. Daniels                        Vice President, Controller, and             December 5, 1997
------------------------------------------    Chief Accounting Officer
Pamela H. Daniels





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
/s/  Beryl F. Anthony, Jr.                    Director                                    December 5, 1997
------------------------------------------
Beryl F. Anthony, Jr.



/s/  James R. Greene                          Director                                    December 5, 1997
------------------------------------------
James R. Greene



/s/  Edith E. Holiday                         Director                                    December 5, 1997
------------------------------------------
Edith E. Holiday



/s/  Jon E. M. Jacoby                         Director                                    December 5, 1997
------------------------------------------
Jon E. M. Jacoby



/s/  Risa J. Lavizzo-Mourey, M.D.             Director                                    December 5, 1997
------------------------------------------
Risa J. Lavizzo-Mourey, M.D.



/s/  Louis W. Menk                            Director                                    December 5, 1997
------------------------------------------
Louis W. Menk



/s/  Marilyn R. Seymann                        Director                                    December 5, 1997
-------------------------------------------
Marilyn R. Seymann





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                                 EXHIBIT INDEX

                EXHIBIT NO.                                     DESCRIPTION
                    4.1        Beverly Enterprises, Inc. Executive Deferred Compensation Plan
                    5.1        Opinion of John W. MacKenzie, Esq.
                   23.1        Consent of John W. MacKenzie, Esq. (included in Exhibit 5.1)
                   23.2        Consent of Ernst & Young LLP